EXHIBIT 10.11
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Agreement is between Atmel Corporation (“Employer”), and Robert G. McConnell (“Employee”) (collectively, “Parties”).
RECITALS
     Employee was previously employed by Employer as Vice President and General Manager of the Radio Frequency/Wireless Business Unit (“Prior Position”). Employee is currently employed by Employer as Vice President, Special Projects (“Current Position”).
     Employer and Employee mutually agreed that Employee resign from his Prior Position as of May 5, 2008 (“Position Resignation Date”) and have mutually agreed that Employee will resign from his employment with Employer as of March 31, 2009 (“Employment Resignation Date”) in accordance with the terms of this Agreement.
     ACCORDINGLY, the Parties agree as follows:
     1. Continuation Period.
          (a) Compensation and Benefits. Employer shall continue to employ Employee from the Effective Date through the earlier of the Employment Resignation Date or, if terminated for Cause as defined below, the termination date (“Continuation Period”). During this Continuation Period, (i) Employer shall continue to compensate Employee at his current base salary; and (ii) Employer shall continue to provide Employee with his current benefits, as modified by this Agreement and as they may be modified in accordance with standard Employer policy.
          (b) Bonus. Employee shall be eligible for his 2008 normal bonus based on the factors in the 2008 Atmel Executive Bonus Plan, including without limitation Employee’s performance in regard to facilitating the sale of Employer’s chip manufacturing facility in Heilbronn, Germany. Employee shall not be eligible for any bonus for 2009.
          (c) Duties. Effective as of the Position Resignation Date, Employee understands and agrees that he no longer has the duties or responsibilities of his Prior Position. For the balance of the Continuation Period, Employee shall perform obligations created by this Agreement as well as such duties as may reasonably be assigned by the CEO of Employer, including without limitation assisting with the sale of Employer’s chip manufacturing facility in Heilbronn, Germany. Employee shall be permitted reasonably to use work time to look for another position. Unless directed otherwise by the CEO of Employer, Employee shall not be required to supervise any employees other than Andreas Berger, whom he shall continue to supervise until the completion of the sale of Employer’s chip manufacturing facility in Heilbronn, Germany.
          (d) Title. Effective as of the Position Resignation Date, Employee’s title shall be Vice President, Special Projects.

          (e) Relocation.
               (i) On or prior to November 1, 2008, Employee shall relocate from Heilbronn, Germany to his former residence in Kirkland, Washington (the “Relocation”) and shall work from home or at Employer’s headquarters in San Jose, California as directed by the CEO of Employer.
               (ii) Employer shall provide Employee the “relocation package” specified in the letter agreement between Employer and Employee dated July 17, 2007 and attached as Exhibit A (“Letter Agreement”). Notwithstanding the foregoing, Employer shall have no obligation to provide said relocation package if Employed resigns on or prior to the Relocation or if Employer terminates Employee for Cause prior to the Relocation.
               (iii) As of the earlier of (A) the date of the Relocation, and (B) November 1, 2008, the following benefits set forth in the Letter Agreement shall cease: payment of housing costs, company car, and round trip tickets from Germany to the U.S. for Employee’s spouse (other than for the Relocation). In addition, the commitment in the Letter Agreement to endeavor to find Employee a comparable position at the end of his international assignment is superseded by the provisions of this Agreement.
          (f) Tax Equalization. Provided that Employer does not terminate Employee for Cause and that Employee does not resign prior to the Employment Resignation Date, Employer shall provide Employee the professional tax advice and tax equalization described in the Letter Agreement for tax year 2008. Employer shall have no obligation to provide such tax advice or equalization for tax year 2009, unless and to the extent that Employer’s payment of taxes to Germany results in income to Employee for tax year 2009 that is taxable in Germany.
          (g) Termination. Without prior notice, and without further liability or obligation (except as explicitly provided in this Agreement), Employer may terminate Employee’s employment at any time during the Continuation Period for Cause. If Employer terminates Employee for Cause, Employer (A) shall have no obligation to compensate Employee for the balance of the Continuation Period nor to pay any bonus; and (B) shall have no obligation to provide Employee any benefits for the balance of the Continuation Period (including without limitation any benefits under the Letter Agreement), except those required by COBRA, the premiums which shall be paid by Employee. Termination shall be for “Cause” if Employee: (i) acts in bad faith and to the detriment of Employer; (ii) violates, or has violated during the twelve (12) month period prior to the Effective Date, Employer’s Standards of Business Conduct or Employee’s fiduciary obligations to Employer; (iii) willfully refuses to act in accordance with any specific direction of Employer; (iv) exhibits in regard to his employment materially unsatisfactory performance, misconduct, or dishonesty; or (v) breaches any material term of this Agreement, including without limitation the non-disparagement provisions of section 3(e).
     2. Other Employer Obligations
          (a) Termination Pay. On the Termination Date, as defined below, Employer shall pay Employee at Employee’s base rate of pay for all earned but unpaid salary and all earned but untaken vacation through such date, less withholdings required by law. “Termination Date” means the earliest of (i) the Employment Resignation Date, (ii) the date on which Employer terminates Employee’s employment with or without Cause, and (iii) the date on which Employee resigns his employment if prior to the Employment Resignation Date.
          (b) COBRA. Following the Termination Date, Employer shall provide Employee COBRA benefits as required by law, with Employee to pay the COBRA premiums, except as provided in section 1(g)(ii).
          (c) Benefit Plans. Employer shall provide Employee the benefits to which he is entitled under his 401(k) plan, the Atmel Corporation Deferred Compensation Plan, and the Employer’s Employee Stock Purchase Plan in accordance with the respective plans.
          (d) Stock Options.
               (i) Employee shall not be eligible for any additional grants of stock options during the Continuation Period.
               (ii) If Employee remains employed through the Employment Resignation Date, existing unvested stock options held by Employee as of the Effective Date (“Unvested Options”) shall continue to vest in accordance with the terms of the applicable stock option grant and applicable stock option plan through the Employment Resignation Date, and the CEO of Employer shall request that Employer’s Board of Directors approve that Employee may exercise any stock options vested but not exercised as of the Employment Resignation Date through September 30, 2009. Any vested options which were the subject of Employee’s Section 409A Stock Option Fixed Date Exercise Election Form dated December 27, 2006 that would otherwise be exercisable only after September 30, 2009 will be exercisable prior to September 30, 2009 in connection with Employee’s separation from service, subject to the terms of such Election Form and applicable law.
               (iii) If, prior to the Employment Resignation Date, Employee is terminated with Cause or resigns, Unvested Options shall continue to vest only through the Termination Date and Employee may exercise any stock options vested but not exercised as of the Termination Date only as provided by the applicable stock option agreement.
               (iv) If, prior to the Employment Resignation Date, Employee is terminated without Cause, the CEO of Employer shall request that Employer’s Board of Directors approve (A) that all of Employee’s unvested stock options as of the Termination Date that would have vested but for the termination on or prior to the Employment Resignation Date vest as of the Termination Date, and (B) that Employee may exercise any stock options vested but not exercised as of the Termination Date through September 30, 2009.
     3. Other Employee Obligations.
          (a) Resignation. Employee hereby (i) confirms his resignation from his Prior Position and from all officer and director positions with Employer or any Affiliate as of the Position Resignation Date and (ii) resigns his employment with Employer and any Affiliate effective as of the Employment Resignation Date. Employer hereby accepts Employee’s resignation on its own behalf and on behalf of any Affiliate. “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with Employer. If Employee terminates his employment with Employer prior to the Employment Resignation Date, Employer (A) shall have no obligation to compensate Employee for the balance of the Continuation Period nor to pay any bonus; and (B) shall have no obligation to provide Employee any benefits for the balance of the Continuation Period (including without limitation any benefits under the Letter Agreement), except those required by COBRA, the premiums for which shall be paid by Employee.
          (b) Cooperation. Employee shall cooperate with Employer in (i) the orderly transfer of Employee’s responsibilities; (ii) any investigation conducted by Employer or its counsel relating to events while Employee was employed by Employer; and (iii) the defense of any action or proceeding brought by any third party against Employer that relates in any way to Employee’s acts or omissions while employed by Employer.
          (c) Return of Property. On or prior to the Termination Date, Employee shall return to Employer all property of Employer, including, without limitation, all computers and other equipment, tangible proprietary information, documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data), or copies thereof, created on any medium, prepared or obtained by Employee in the course of or incident to his employment with Employer.
          (d) Proprietary Information. All agreements signed by Employee to protect Employer’s proprietary or confidential information and all non-disclosure agreements between Employer and Employee shall remain in full force and effect. Employee shall comply with the said agreement and shall not use or disclose trade secrets or other confidential information of Employer for any purpose, except as necessary in Employer’s interest to perform his duties under Section 1(c), above.
          (e) Non-Disparagement. Employee shall not disparage Employer, its managers, officers, or employees, including without limitation making any comment to other employees critical of management’s business practices or style.
          (f) Non-Interference and Non-Solicitation. Employee shall not at any time wrongfully interfere with Employer’s relationship with its employees, suppliers, customers, or investors.
          (g) Future Employment. Employee shall not apply for employment with Employer at any time in the future, and Employer shall not have any obligation to consider Employee for future employment.
     4. Employee Release. Employee and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge Employer, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, which Employee may have now or in the future arising from any act or omission or condition occurring on or prior to the

Effective Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state or local law, statute, or regulation, including without limitation the laws of Germany or the European Union (collectively, the “Released Claims”). Employer hereby accepts this declaration by Employee on its own behalf and on behalf of any and all Released Parties. By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and the California Family Rights Act, as well as any claims, asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Claims shall also include, but not be limited to, claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit. Employee likewise releases the Released Parties from any and all obligations for attorneys’ fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, Released Claims shall not include (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) any vested retirement benefits or vested stock option rights, and (iii) any claims which by Law cannot be released, including without limitation unemployment compensation claims and workers’ compensation claims (the settlement of which would require approval by the California Workers’ Compensation Appeals Board).
     5. Section 1542 Waiver. Employee understands and agrees that the Released Claims include not only claims presently known to Employee, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Sections 3, above. Employee understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. Employee knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
     6. Covenant Not to Sue. Employee shall not bring a civil action in any court against Employer or any other Released Party asserting claims pertaining in any manner to the Released Claims.
     7. Age Discrimination Claims. Employee understands and agrees that, by entering into this Agreement, (i) he is waiving any rights or claims he might have under the Age Discrimination in Employment Act was amended by the Older Workers Benefit Protection Act; (ii) he has received consideration beyond that to which he was previously entitled; (iii) he has been advised to consult with an attorney before signing this Agreement; and (iv) he has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to his execution of the Agreement. Employee may revoke this Agreement (by written notice to Company) for a period of seven (7) days after his execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by Employee.
     8. Confidentiality. The Parties understand and agree that this Agreement and each of its terms, the facts and circumstances leading to the Agreement, and the negotiations surrounding it are confidential and shall not be disclosed by Employee without the prior written consent of Employer, unless required by law. Notwithstanding the foregoing, Employee may disclose the terms of this Agreement to his spouse, and for legitimate business reasons, to legal, financial, and tax advisors, provided such individuals agree to maintain the confidentiality of such information. Employee understands and agrees that this Agreement may be filed by Employer as an exhibit to a Form 8-K and/or a Form 10-Q.
     9. Non-admission. The Parties understand and agree that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Employer. The liability for any and all claims is expressly denied by Employer.
     10. Arbitration. All claims that Employee may have against Employer or any other Released Party, or which Employer may have against Employee, of any kind, including, but not limited to, all claims in any way related to (i) the subject matter, interpretation, application, or alleged breach of this Agreement, (ii) the employment or termination of Employee, or (iii) Employee’s efforts to find subsequent employment (collectively, “Arbitrable Claims”) shall be resolved by arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented by this Agreement. Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither Party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.
     11. Integration. The Parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Employee, Employer, or any other Released Party concerning the subject matter of this Agreement, except as expressly set forth in this Agreement; and that all agreements and understandings between the Parties concerning the subject matter of this Agreement are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings among Employee, Employer, and any other Released Party, whether written or oral, express or implied, with respect to the employment, termination, and benefits of Employee, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect. To the extent not inconsistent with this Agreement, the following shall have such continued effect: the Letter Agreement, Employer’s 40l(k) plan, the Amtel Corporation Deferred Compensation Plan, Employer’s Employee Stock Purchase Plan, and all proprietary or confidential information agreements and non-disclosure agreements between Employer and Employee.
     12. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity
     13. Successors and Assigns. Employee represents that he has not previously assigned or transferred any claims or rights released by him pursuant to this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party.
     14. Attorneys’ Fees. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs.
     15. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.
     16. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. By way of example and not in limitation, this Agreement shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.
     17. Severability. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.
     18. Representation by Counsel. The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and base on each Party’s own judgment and not on any representations or promises made by the other Party, other than those contained in this Agreement.
     19. Counterparts. This Agreement may be executed in counterparts. True copies of such executed counterparts may be used in lieu of an original for any purpose.
     20. Effective Date. This Agreement shall become effective as of seven (7) days after the date executed by Employee (“Effective Date”), but only if the Agreement is not revoked as provided in Section 7. If the Agreement is revoked, it shall be null and void.
     The Parties have duly executed this Agreement as of the dates noted below.

/s/ ROBERT G. MCCONNELL	Date: 4 August 2008
Robert G. McConnell

Atmel Corporation

/s/ PATRICK REUTENS	Date: 6 Aug. 2008
By: Patrick Reutens
Its: CLO